Exhibit 10.40

OPTION AGREEMENT

Optionee: Elizabeth A. Smith

This Option and any securities issued upon exercise of this Option are subject to restrictions on voting and transfer and requirements of sale and other provisions as set forth in the Stockholders Agreement among Kangaroo Holdings, Inc. and certain investors, dated as of June 14, 2007 (as amended from time to time, the “Stockholders Agreement”) and in the Registration Rights Agreement among Kangaroo Holdings, Inc. and certain investors, dated as of June 14, 2007 (as amended from time to time, the “Registration Rights Agreement”). This Option and any securities issued upon exercise of this Option constitute Management Shares as defined in the Stockholders Agreement.

KANGAROO HOLDINGS, INC.

OPTION AGREEMENT

The option described in this agreement (the “Agreement”) is granted by Kangaroo Holdings, Inc., a Delaware corporation (the “Company”), to the undersigned (the “Optionee”), pursuant to the Company’s 2007 Equity Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference, and of which the Optionee hereby acknowledges receipt. Unless otherwise expressly provided for herein, capitalized terms used but not defined herein shall have the meanings set forth in the Plan. The terms “Cause,” “Good Reason” and “Disability” shall have the meaning set forth in the Optionee’s Employment Agreement with OSI Restaurant Partners, LLC and the Company (with respect to certain sections only) dated November 2, 2009 and effective November 16, 2009 (the “Employment Agreement”). For the purpose of this Agreement, the “Grant Date” shall mean November 16, 2009.

1. Grant of Option. The Agreement evidences the grant by the Company on the Grant Date to the Optionee of an option to purchase (the “Option”), in whole or in part, on the terms provided herein and in the Plan, the number of shares of Common Stock of the Company (the “Option Shares”), as set forth below and in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof:

(a)	1,087,500 Shares at $3.00 per Option Share (the “Tranche A Option Shares”);

(b)	1,087,500 Shares at $3.00 per Option Share (the “Tranche B Option Shares”);

(c)	1,087,500 Shares at $3.00 per Option Share (the “Tranche C Option Shares”);

(d)	1,087,500 Shares at $3.00 per Option Share (the “Tranche D Option Shares”);

The Option evidenced by this Agreement is a non-statutory option (that is, an option that is not treated as a stock option described in subsection (b) of Section 422 of the Code) and is granted to the Optionee in connection with the Optionee’s Employment by the Company and its qualifying subsidiaries. For purposes of the immediately preceding sentence, “qualifying subsidiary” means a subsidiary of the Company as to which the Company has a “controlling interest” as described in Treas. Reg. §1.409A-1(b)(5)(iii)(E)(1).

2. Vesting. Shares subject to the Option, unless earlier terminated or forfeited, will become vested and exercisable as follows:

(a)	Tranche A: The Tranche A Option Shares shall vest and become exercisable in five (5) equal installments (each with respect to 20% of the Tranche A Option Shares) on each of the first, second, third, fourth, and fifth anniversary of the Grant Date, subject, in each case, to the Optionee remaining in continuous Employment on each applicable vesting date.

(b)	Tranche B: The Tranche B Option Shares shall become vested, but shall not become exercisable except as otherwise provided below, in five (5) equal installments (each with respect to 20% of the Tranche B Option Shares) on each of the first, second, third, fourth, and fifth anniversary of the Grant Date, subject, in each case, to the Optionee remaining in continuous Employment on each applicable vesting date. The Tranche B Option Shares shall only become exercisable upon a Qualifying Liquidity Event B. The Tranche B Option Shares which are vested as of the date of a Qualifying Liquidity Event B shall be exercisable immediately upon such Qualifying Liquidity Event B, and Tranche B Option Shares which are not yet vested as of a Qualifying Liquidity Event B and which thereafter become vested as a result of the Optionee’s continued Employment shall become exercisable as of the date they become vested as provided for in this subsection (b) (unless they have ceased to be outstanding under Section 4 below).

(c)	Tranche C: The Tranche C Option Shares shall become vested, but shall not become exercisable except as otherwise provided below, in five (5) equal installments (each with respect to 20% of the Tranche C Option Shares) on each of the first, second, third, fourth, and fifth anniversary of the Grant Date, subject, in each case, to the Optionee remaining in continuous Employment on each applicable vesting date. The Tranche C Option Shares shall only become exercisable upon a Qualifying Liquidity Event C. The Tranche C Option Shares which are vested as of the date of a Qualifying Liquidity Event C shall be exercisable immediately upon such Qualifying Liquidity Event C, and Tranche C Option Shares which are not yet vested as of a Qualifying Liquidity Event C and which thereafter become vested as a result of the Optionee’s continued Employment shall become exercisable as of the date they become vested as provided for in this subsection (c) (unless they have ceased to be outstanding under Section 4 below).

(d)

Tranche D: The Tranche D Option Shares shall become vested, but shall not become exercisable except as otherwise provided below, in five (5) equal installments (each with respect to 20% of the Tranche D Option Shares) on each of the first, second, third, fourth, and fifth anniversary of the Grant Date, subject, in each case, to the Optionee remaining in continuous Employment on each applicable vesting date. The Tranche D Option Shares shall only become exercisable upon a Qualifying Liquidity Event D. The Tranche D Option Shares which are vested as of the date of a Qualifying Liquidity Event D shall be exercisable immediately upon such Qualifying Liquidity Event D, and Tranche D Option Shares which are not yet vested as of a Qualifying Liquidity Event D and which thereafter become vested as a result of the Optionee’s continued Employment shall become exercisable as of the date they become vested as provided for in this subsection (d) (unless they have ceased to be outstanding under Section 4 below).

(e)	Special Rules. Notwithstanding any contrary provision of subsections (a), (b) (c) or (d) of this Section 2, (i) the Tranche A, B, C or D Option Shares, to the extent then outstanding, shall become fully vested and exercisable upon a termination of Employment by the Optionee for any reason on or after the first anniversary of an Applicable Qualifying CIC Liquidity Event, and (ii) in the event of termination of the Optionee’s Employment (X) by the Company without Cause or (Z) by the Optionee for Good Reason, the Applicable Percentage of the Option Shares that have not yet vested as of the date of such Employment termination shall vest immediately upon such termination of Employment, and shall become exercisable either immediately, in the case of Tranche A Option Shares, or, to the extent then outstanding, upon an Applicable Qualifying Liquidity Event (or immediately in the event an Applicable Qualifying Liquidity Event has occurred prior to such termination of employment), in the case of Tranche B, C or D Option Shares. For the avoidance of doubt, upon the occurrence of a Change in Control that does not meet the requirements of a Qualifying CIC Liquidity Event B, a Qualifying CIC Liquidity Event C, or a Qualifying CIC Liquidity Event D, any tranche of Option Shares that does not become exercisable as a result of such Change in Control shall immediately expire upon such Change in Control.

3. Exercise of Option. Each election to exercise this Option shall be subject to the terms and conditions of the Plan and the Agreement and shall be in writing, signed by the Optionee, or by her executor or administrator, or by the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and made pursuant to and in accordance with the terms and conditions set forth in the Plan. The latest date on which this Option may be exercised (the “Final Exercise Date”) is the date which is the tenth (10th) anniversary of the Grant Date, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement.

4. Cessation of Employment. Unless the Administrator determines otherwise, the following will apply if the Optionee’s Employment ceases:

(a)	To the extent the Option is not vested prior to, or does not become vested and exercisable as a result of, the termination of the Optionee’s Employment, the Option will be forfeited immediately by the Optionee and will terminate with no consideration due to the Optionee.

(b)	To the extent the Option is vested prior to termination of Employment, or becomes vested as a result of such termination of Employment, the Option will remain outstanding for one year following such termination of Employment in the case of a termination of Employment on account of the Optionee’s death or Disability.

(c)	To the extent the Option is vested prior to termination of Employment, or becomes vested as a result of such termination of Employment, the Option will remain outstanding for ninety (90) days in the case of Tranche A Option Shares, and one hundred eighty (180) days in the case of Tranche B, C, or D Option Shares following such termination of Employment in the case of a termination of Employment by the Optionee for any reason other than Good Reason that occurs prior to the occurrence of a Qualifying Liquidity Event.

(d)	To the extent the Option is vested prior to termination of Employment, or becomes vested as a result of such termination of Employment, the Option will remain outstanding following such termination of Employment in the case of a termination of Employment by the Company without Cause or by the Optionee for Good Reason that occurs prior to the occurrence of a Qualifying Liquidity Event in accordance with the following schedule:

(i)	The vested portion of the Tranche A Option Shares shall remain outstanding for one hundred and eighty (180) days following such termination of Employment; and

(ii)	100% of the vested portion of the Tranche B, C and D Option Shares shall remain outstanding for one year following such termination of Employment and on the one-year anniversary of such termination of Employment, 1/3 of the vested portion of the Tranche B, C and D Option Shares shall expire; 2/3 of the vested portion of the Tranche B, C and D Option Shares shall remain outstanding for two years following such termination of Employment and on the two-year anniversary of such termination of Employment, an additional 1/3 of the vested portion of the Tranche B, C and D Option Shares shall expire; and the remaining 1/3 of the vested portion of the Tranche B, C and D Option Shares shall remain outstanding for three years following such termination of Employment.

(e)	To the extent the Option is vested prior to termination of Employment, or becomes vested as a result of such termination of Employment, the Option will remain outstanding following such termination of Employment in the case of a termination of Employment by the Company without Cause or by the Optionee for any reason, including Good Reason, in each case, that occurs on or following the occurrence of a Qualifying Liquidity Event, for ninety (90) days following such termination of Employment.

(f)	To the extent that the Optionee is prohibited from exercising the Option or from selling Option Shares at any time during the applicable exercise period described above as a result of, (x) in connection with an Initial Public Offering, a lock-up agreement entered into by the Optionee with the underwriter(s) of the Initial Public Offering or (y) a requirement of applicable securities law (as reasonably determined by the Company) (in either case, a “Restricted Period”), then the period of time during which the Optionee may exercise the Option shall be tolled during the Restricted Period (it being understood that this provision shall not increase the aggregate number of days outside a Restricted Period during which the Optionee shall be entitled to exercise the Option under this Section 4).

(g)	The Option will immediately terminate if the Optionee’s Employment is terminated by the Company for Cause.

(h)	In no event shall the Option be exercisable after the Final Exercise Date.

5. Representations and Warranties of the Parties. Each of the Company and the Optionee represent and warrant to each other that:

(a) Authorization. Such party has full legal capacity, power and authority to execute and deliver this Agreement, and to perform such party’s obligations hereunder. This Agreement has been duly executed and delivered by such party, and is the legal, valid and binding obligation of such party, enforceable against such party in accordance with the terms hereof.

(b) No Conflicts. The execution, delivery and performance by such party of this Agreement, and the consummation by such party of the transactions contemplated hereby, will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which such party is subject, (ii) violate in any material respect any order, judgment or decree applicable to such party or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such party is a party or by which such party is bound.

(c) No Other Agreements. Except as provided by this Agreement, the Stockholders Agreement, the Registration Rights Agreement and the Plan, such party is not a party to or subject to any agreement or arrangement with respect to the voting or transfer of this Option or the shares of Stock issued upon exercise hereof.

(d) Thorough Review, Etc. Optionee has thoroughly reviewed the Plan and this Agreement in their entirety. Optionee has had an opportunity to obtain the advice of independent counsel (other than counsel to the Company or its Affiliates) prior to executing this Agreement, and fully understands all provisions of the Plan and this Agreement.

6. Other Agreements. Optionee acknowledges and agrees that the shares of Stock received upon exercise of this Option shall be subject to the Stockholders Agreement and the Registration Rights Agreement in accordance with their respective terms, and to the transfer and other restrictions, rights and obligations set forth therein; provided, however, that with respect to the Management Call Option (as defined in the Stockholders Agreement) as applied to the Optionee’s Option Shares:

(a)	Section 5.1.1(c) of the Stockholders Agreement, as applied to the Optionee’s Option Shares, is modified as follows: If a termination of Employment is the result of a termination of Employment by the Optionee, then the Company may purchase all or any portion of the Option Shares at a per Share price equal to the Fair Market Value of such Shares.

(b)	Section 5.1.2 of the Stockholders Agreement, as applied to the Optionee’s Option Shares, is modified as follows: a Management Call Option may be exercised by delivery of the Management Call Notice (as defined in the Stockholders Agreement) to Optionee no later than the 90th day (or, in the case of termination of Employment by the Company other than for Cause or by the Optionee for Good Reason, no earlier than the 181st day and no later than the 210th day) after the later of (a) effectiveness of the applicable termination of Employment and (b) the date on which any Option Shares are purchased by the Optionee. The Management Call Notice shall state that the Company has elected to exercise the Management Call Option, and the number and price of the Shares with respect to which the Management Call Option is being exercised.

By executing this Agreement, Optionee hereby becomes a party to and bound by the Stockholders Agreement and Registration Rights Agreement as a Manager (as such term is defined in the Stockholders Agreement), without any further action on the part of Optionee, the Company or any other person.

7. Legends. Certificates evidencing any shares issued upon exercise of the Option granted hereby shall bear such legends as are required by the Stockholders Agreement, and as may be determined by the Administrator prior to issuance.

8. Withholding; Satisfaction of Exercise Price. No Stock will be transferred pursuant to the exercise of this Option unless and until the person exercising this Option shall have remitted to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements, or shall have made other arrangements satisfactory to the Company with respect to such taxes. Notwithstanding anything to the contrary herein or in the Plan, the Administrator shall permit the Optionee (or her permitted transferees, if applicable), at the Optionee’s (or her permitted transferees’) election, to exercise all or any portion of her then-exercisable Option through net-physical settlement (i.e. withholding of shares of Stock equal in value to the exercise price in lieu of delivery by the Optionee of the exercise price) or by delivery of shares of Stock owned by the Optionee (to satisfy both the exercise price and any applicable withholding taxes), to the extent permitted under Section 409A of the Code.

9. Nontransferability of Option. This Option is not transferable by the Optionee other than by will or the applicable laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.

10. Effect on Employment. Neither the grant of this Option, nor the issuance of Stock upon exercise of this Option, shall give the Optionee any right to be retained in the employ of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Optionee at any time or affect any right of such Optionee to terminate her Employment at any time.

11. Provisions of the Plan. This Option is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Option has been furnished to the Optionee. By exercising all or any part of this Option, the Optionee agrees to be bound by the terms of the Plan and this Option. In the event of any conflict between the terms of this Option and the Plan, the terms of this Option shall control.

12. Dividends. In the event the Company pays a dividend (whether in cash or other property) to its stockholders: (a) with respect to the portion, if any, of the Option outstanding on the record date for such dividend (the “Dividend Record Date”) that is vested and exercisable as of such Dividend Record Date, the Company shall pay to the Optionee (or her permitted transferees) on the date the dividend is actually paid, pursuant to a separate arrangement that shall in no way be contingent upon the exercise (in whole or in part) of the Option, a bonus in respect of each Option Share underlying such portion of the Option that is vested and exercisable on the Dividend Record Date equal to the per share dividend that was actually paid to the Company stockholders in respect of each share of Company Common Stock outstanding on the Dividend Record Date (which bonus shall be payable in the same form of consideration as is received by the Company stockholders in respect of such dividend); and (b) with respect to the portion, if any, of the Option outstanding on the Dividend Record Date that is unvested or unexercisable as of such Dividend Record Date, the Company shall pay to the Optionee (or her permitted transferees) on the applicable date or dates set forth in the immediately succeeding sentence, pursuant to a separate arrangement that shall in no way be contingent upon the exercise (in whole or in part) of the Option, a bonus in respect of each Option Share underlying such portion of the Option that is unvested or unexercisable on the Dividend Record Date (such bonus, the “Designated Bonus”) equal to the per share dividend that was actually paid to the Company stockholders in respect of each share of Company Common Stock outstanding on the Dividend Record Date (which bonus shall be payable in the same form of consideration as is received by the Company stockholders in respect of such dividend). Any Designated Bonus will be paid (1) in the case of a Designated Bonus that relates to Tranche A Option Shares, in pro rata installments on each vesting date for such Tranche A Option Shares that follows the Dividend Record Date, subject to Optionee’s continued Employment through and including such applicable vesting date, commencing with the first vesting date following the Dividend Record Date, or (2) in the case of a Designated Bonus that relates to Tranche B, C or D Option Shares, on the date the applicable portion of the Option becomes exercisable (if at all), based on the number of Option Shares for which the Option so becomes exercisable on such date, subject to the Optionee’s continued Employment through and including such applicable vesting date. If it is determined that any adjustment or payment referred to in this Section 12 does not comply with Section 409A of the Code, or would cause any tax to become due under Section 409A, or adversely effects the Option, the Company and the Optionee shall use their reasonable efforts and take reasonable actions necessary to put the Optionee in the same position she would have been in if the payment was permitted or would not cause a tax to become due under Section 409A, to the extent reasonably practicable. It is the intent of the parties that any adjustment or payment under this Section 12 comply with the requirements of Section 409A of the Code.

13. Definitions. The initially capitalized terms used herein shall have the meanings set forth in the Plan and:

“Aggregate Consideration” means, as of any determination date after the Grant Date, the sum of (a) the cumulative total of all proceeds from sale, exchange, or other disposition, including pledge or hypothecation of Company securities, actually received after the Grant Date and on or prior to such determination date by the Investors in the form of (i) cash or cash equivalents in each case in respect of the Investor Shares and (ii) securities or other property other than cash in respect of the Investor Shares plus (b) the value of any previous dividends or other distributions to Investors in respect of their Investor Shares. The amount of Aggregate Consideration shall be equitably adjusted by the Board for any stock splits or other changes in the Company’s capital structure. Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Investors in respect of Investor Shares, excluding, for the avoidance of doubt, any management, consulting, monitoring, advisory, transaction or similar fee or payment of expenses received by the Investors or any of its affiliates; and

(ii)	insofar as it consists of securities or other property other than cash, be computed at the fair market value thereof at the time of receipt, as determined in good faith by the Board.

“Applicable Percentage” shall mean (a) if an Applicable Qualifying CIC Liquidity Event has occurred, one hundred percent (100%), and (b) otherwise, fifty percent (50%).

“Applicable Qualifying CIC Liquidity Event” means in the case of Tranche A Option Shares, a Qualifying CIC Liquidity Event A, in the case of Tranche B Option Shares, a Qualifying CIC Liquidity Event B, in the case of Tranche C Option Shares, a Qualifying CIC Liquidity Event C, and in the case of Tranche D Option Shares, a Qualifying CIC Liquidity Event D.

“Applicable Qualifying Liquidity Event” means in the case of Tranche B Option Shares, a Qualifying Liquidity Event B, in the case of Tranche C Option Shares, a Qualifying Liquidity Event C, and in the case of Tranche D Option Shares, a Qualifying Liquidity Event D.

“Cause” shall have the meaning ascribed to it in the Employment Agreement.

“Disability” shall have the meaning ascribed to it in the Employment Agreement.

“Fair Market Value” in the event of the exercise of the call option under Section 5 of the Stockholders Agreement, shall have the meaning set forth in the Plan; provided, however, that, prior to the existence of a Public Market, in the event that the Optionee delivers a written notice to the Company disputing the Company’s determination of Fair Market Value within five days of receiving such determination, the Fair Market Value will be determined by a mutually acceptable, nationally recognized independent investment bank ranking among the top twenty financial advisors in the Thomson Reuters Mergers and Acquisitions (US Target Completed) league tables (or, if such tables are no longer prepared, the equivalent thereof) for the quarter completed immediately prior to such determination (a “Qualified Investment Bank”), and such value will be based on the standards set forth in the Plan. In the event the Company and the Optionee are unable to reach agreement upon a mutually acceptable “Qualified Investment Bank” within 20 days of such notice, the Company and the Optionee shall each select a Qualified Investment Bank within 25 days of such notice, which two investment banks shall select a third Qualified Investment Bank to make such determination within five (5) days of their selection. The costs and expenses of such investment banks shall be shared equally by the Company and the Optionee.

“Good Reason” shall have the meaning ascribed to it in the Employment Agreement.

“Initial Public Offering” shall have the meaning ascribed to it in the Stockholders Agreement.

“Investors” shall have the meaning ascribed to it in the Stockholders Agreement.

“Investor Shares” shall have the meaning ascribed to it in the Stockholders Agreement.

“Qualifying CIC Liquidity Event A” means the occurrence of a Change in Control.

“Qualifying CIC Liquidity Event B” means the occurrence of a Change in Control as a result of which the Investors shall have received Aggregate Consideration equal to or in excess of $5.00 multiplied by the number of Investor Shares.

“Qualifying CIC Liquidity Event C” means the occurrence of a Change in Control as a result of which the Investors shall have received Aggregate Consideration equal to or in excess of $7.50 multiplied by the number of Investor Shares.

“Qualifying CIC Liquidity Event D” means the occurrence of a Change in Control as a result of which the Investors shall have received Aggregate Consideration equal to or in excess of $10.00 multiplied by the number of Investor Shares.

“Qualifying Liquidity Event” shall mean the first to occur of an Initial Public Offering or a Change in Control.

“Qualifying Liquidity Event B” means (i) the occurrence of a Change in Control as a result of which the Investors shall have received Aggregate Consideration equal to or in excess of $5.00 per share (as equitably adjusted by the Board for any stock splits or other changes in the Company’s capital structure) multiplied by the number of Investor Shares or (ii) following an Initial Public Offering, the volume-weighted average Trading Price during the applicable period described below (such average Trading Price to be determined using a volume-weighted average of the Trading Price for each Trading Day occurring during such period) is equal to or more than $5.00 per share (as equitably adjusted by the Board for any stock splits or other changes in the Company’s capital structure) less an amount per share equal to the quotient obtained by dividing (x) the Aggregate Consideration received by the Investors prior to the applicable Measurement

Date (as defined below) by (y) the Investor Shares, measured, in each case, as of the date that is six (6) months following an Initial Public Offering and on each Trading Day thereafter (each such date, a “Measurement Date”) with the Trading Price calculated for the applicable immediately preceding six-month period (until the earlier of the expiration of the Option by its terms hereunder or the attainment of such Trading Price on the terms provided for herein).

“Qualifying Liquidity Event C” means (i) the occurrence of a Change in Control as a result of which the Investors shall have received Aggregate Consideration equal to or in excess of $7.50 per share (as equitably adjusted by the Board for any stock splits or other changes in the Company’s capital structure) multiplied by the number of Investor Shares or (ii) following an Initial Public Offering, the volume-weighted average Trading Price during the applicable period described below (such average Trading Price to be determined using a volume-weighted average of the Trading Price for each Trading Day occurring during such period) is equal to or more than $7.50 per share (as equitably adjusted by the Board for any stock splits or other changes in the Company’s capital structure) less an amount per share equal to the quotient obtained by dividing (x) the Aggregate Consideration received by the Investors prior to the applicable Measurement Date by (y) the Investor Shares, measured, in each case, on each Measurement Date with the Trading Price calculated for the applicable immediately preceding six-month period (until the earlier of the expiration of the Option by its terms hereunder or the attainment of such Trading Price on the terms provided for herein).

“Qualifying Liquidity Event D” means (i) the occurrence of a Change in Control as a result of which the Investors shall have received Aggregate Consideration equal to or in excess of $10.00 per share (as equitably adjusted by the Board for any stock splits or other changes in the Company’s capital structure) multiplied by the number of Investor Shares or (ii) following an Initial Public Offering, the volume-weighted average Trading Price during the applicable period described below (such average Trading Price to be determined using a volume-weighted average of the Trading Price for each Trading Day occurring during such period) is equal to or more than $10.00 per share (as equitably adjusted by the Board for any stock splits or other changes in the Company’s capital structure) less an amount per share equal to the quotient obtained by dividing (x) the Aggregate Consideration received by the Investors prior to the applicable Measurement Date divided by (y) the Investor Shares, measured, in each case, on each Measurement Date with the Trading Price calculated for the applicable immediately preceding six-month period (until the earlier of the expiration of the Option by its terms hereunder or the attainment of such Trading Price on the terms provided for herein).

“Trading Day” means each business day during such calendar quarter in which the Trading Price of the Stock is reported by the principal securities exchange on which such security is then listed or admitted to trade.

“Trading Price” means the closing price on such Trading Day of a share of Stock as reported on the principal securities exchange on which shares of Stock are then listed or admitted to trade. In the event that the price of a share of Stock is not so reported, the Trading Price will be determined by the Board in good faith.

IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

KANGAROO HOLDINGS, INC.

By:	/s/ Joseph J. Kadow
	Name:	Joseph J. Kadow
	Title:	Executive Vice President

Dated:

Acknowledged and Agreed

/s/ Elizabeth S. Smith
Name: Elizabeth Smith

Address of Principal Residence:

KANGAROO HOLDINGS, INC.

AMENDMENT TO OPTION AGREEMENT

Amendment to the Option Agreement (this “Amendment”) made and entered into this 31st day of December, 2009 by and between Elizabeth A. Smith (the “Optionee”) and Kangaroo Holdings, Inc., a Delaware corporation (the “Company”). Unless otherwise expressly provided for herein, capitalized terms used but not defined herein shall have the meanings set forth in the Company’s 2007 Equity Incentive Plan (the “Plan”).

WHEREAS, in connection with the Optionee’s employment, on November 16, 2009, the Company granted the Optionee an option to purchase 4,350,000 shares of Company common stock under the Plan with an exercise price equal to $3.00 per share (the “Option”) on the terms and conditions contained in that certain Option Agreement between the Company and the Optionee dated as of that same date (the “Option Agreement”); and

WHEREAS, the Company deems it advisable and in the best interest of the Company to increase the exercise price of the Option to $6.50 per share.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the parties hereby agree:

1. Sections 1(a), (b), (c) and (d) of the Option Agreement are hereby amended in their entirety to read as follows:

“(a)	1,087,500 Shares at $6.50 per Option Share (the “Tranche A Option Shares”);

(b)	1,087,500 Shares at $6.50 per Option Share (the “Tranche B Option Shares”);

(c)	1,087,500 Shares at $6.50 per Option Share (the “Tranche C Option Shares”); and

(d)	1,087,500 Shares at $6.50 per Option Share (the “Tranche D Option Shares”).”

2. Except as expressly modified by this Amendment, the Option Agreement shall remain in full force and effect in accordance with its terms.

[The remainder of the page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by each of the Company, by its respective duly authorized representatives, and by the Executive, as of the date first above written.

THE EXECUTIVE:		THE COMPANY:

By:	/s/ Elizabeth A. Smith	By:	/s/ Joseph J. Kadow
	Elizabeth A. Smith		Name:	Joseph J. Kadow
			Title:	Executive Vice President